Exhibit 3.2

ARTICLES OF INCORPORATION

OF

TECHNOLOGY RESEARCH COPORATION

Article IV of the Articles of Incorporation of TECHNOLOGY RESEARCH CORP., is hereby amended to read:

ARTICLE IV

Capital Stock

This corporation is authorized to issue 1,500,000 share of $0.50 par value common stock, which shall be designated “common shares”.  The consideration to be paid for each share shall be fixed by the Board of Directors.  Common stock of the corporation may be issued as “small business corporation” stock in accordance with a plan or plans under the provisions of Section 1244 of the Internal Revenue Code of 1954.

The foregoing amendment was adopted by the Board of Directors and shareholders of this corporation on the 18th day of January, 1982.

IN WITNESS WHEREOF, the undersigned President and Secretary/Treasurer of this corporation have executed these Articles of Amendment this 12th day of February, 1982.

RAYMOND H. LEGATTI

/s/ Raymond H. Leggati
President

THEODORE M. SWAY

/s/ Theodore M. Sway
Secretary/Treasurer